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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 W. 10 Mile, Suite 100
Farmington Hills, MI 48335
561-237-2243
http://www.childtime.com
http://www.tutortime.com

                                                     FOR IMMEDIATE RELEASE
                                                     July 22, 2002

                      Childtime Announces New President/CEO

Childtime Learning Centers, Inc. (Nasdaq:CTIM) is pleased to announce the appointment of William D. Davis as President and CEO. Childtime Learning Centers, Farmington Hills, MI is the nation's second largest publicly traded child care provider with operations in 23 states and the District of Columbia. Mr. Davis succeeds James Morgan, interim President and CEO, effective July 22. Mr. Davis is currently President and CEO of Tutor Time Learning Systems, Inc., which was acquired by Childtime on July 19, 2002.

James Morgan, Chairman of the Board of Childtime stated that he and the board are "delighted to have Bill Davis lead both Childtime and Tutor Time going forward. Bill has the leadership skills and the strategic insight to grow the combined company into a world class child care provider." Added Morgan, "the joining of these two companies will have a tremendous impact on the industry and Bill has the proven track record in business and brand building to put Childtime/Tutor Time on a trajectory to becoming a truly innovative leader in early child care education". Mr. Davis commented that "today's families have a choice of child care and we together Childtime and Tutor Time have the ability to deliver excellent products at a great value to parents. Our parents trust us and I am committed to making their child's care the very best growth and development experience possible." Mr. Davis declared his intention to enhance consumer satisfaction through improvements in center management and the quality of the educational/child care offering as well as boost the profitability of both companies.

This combined entity will have over 7,500 employees and provide education and care for over 50,000 children daily in the United States and Internationally.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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